Exhibit 99.1

Alaska Communications Appoints Brian A. Ross to Board of Directors

ANCHORAGE, Alaska--(BUSINESS WIRE)--October 14, 2011--Alaska Communications (NASDAQ: ALSK) today announced the election of Brian A. Ross to its board of directors.

Ross is president and chief executive officer of KnowledgeWorks, a $30 million non-profit that provides innovative methodologies to more effectively prepare students for college and 21st century careers. Through its New Tech and EdWorks subsidiaries, it currently assists 120 high schools in 17 states while its Strive subsidiary helps more than 25 communities bring together education, business, philanthropic and community leaders to manage a common, data-driven educational agenda. Prior to joining KnowledgeWorks, Ross had a successful, 13-year-tenure at Cincinnati Bell, where he served four years as chief financial officer and two years as chief operating officer.

Ross earned a bachelor of arts degree in economics, mathematics and statistics from Miami University and a master of arts degree in statistics from the University of California. He is a member of the boards of Downtown Cincinnati, Inc., KnowledgeFunding Ohio, Inc. and Ursuline Academy.

“Brian’s experience as both chief financial officer and chief operating officer at Cincinnati Bell, a regional telecommunications company similar to Alaska Communications, will serve our board well. Brian is a respected, results-oriented leader with a proven track record for driving growth, profitability and organizational effectiveness. Brian’s background complements those of the other directors and will make him a valuable addition to the Alaska Communications board,” said Edward J. Hayes, Alaska Communications chairman of the board of directors.

“I am honored to join the board of Alaska Communications,” said Ross. “I have long admired Alaska Communications and its track record of strong performance, transformation and technical expertise – whether it’s building state-of-the-art data networks for businesses or bringing the latest in wireless technology to Alaskans. I look forward to working with my fellow board members and management as we identify new growth opportunities for the company.”

Ross will serve as a member of the audit committee on the eight-person board of directors.

About Alaska Communications

Headquartered in Anchorage, Alaska Communications (Nasdaq:ALSK), through its subsidiaries, provides Alaska Communications services and is a leading provider of high-speed wireless, mobile broadband, Internet, local, long-distance and advanced data solutions for businesses and consumers in Alaska and the Pacific Northwest. The Alaska Communications network includes the most advanced wireline and wireless data and voice networks and the most diverse undersea fiber optic system connecting Alaska to the contiguous United States. For more information, visit www.alaskacommunications.com or www.alsk.com.

CONTACT:
ACS Corporate Communications
Director, Corporate Communications
Heather Cavanaugh, 907-564-7722